Exhibit 1

ATLANTIC BANCSHARES, INC.

One Sheridan Park Circle, PO Box 3077

Bluffton, South Carolina 29910

(843) 815-7111

December 10, 2010

Dear Shareholder:

You are cordially invited to attend our reconvened special meeting of shareholders, which will be held at 10:00 a.m., local time, on Friday, January 14, 2011, at the Community Center, Oscar Frazier Park, 77 Shults Road, Bluffton, South Carolina, 29910. I hope that you will be able to attend the meeting, and I look forward to seeing you.

At the reconvened meeting, shareholders will vote on a proposed amendment to our Articles of Incorporation, which will provide for the reclassification of shares (the “Reclassification”) of our common stock held by each shareholder of record of 1,000 or fewer shares of common stock into newly designated shares of Series AAA Preferred Stock, on the basis of one share of Series AAA Preferred Stock for each share of common stock held by such shareholder. All other shares of common stock will remain outstanding and be unaffected by the Reclassification. Other than pursuant to the exercise of dissenters’ rights, no cash will be paid to shareholders as consideration for their shares—only shares of Series AAA Preferred Stock will be issued.

The terms of the Reclassification and its anticipated impact on the various shareholder constituencies of the Company were described in detail in the proxy statement dated August 13, 2010, and mailed by the Company to its shareholders on or about that date (the “Proxy Statement”). The special meeting was initially convened on September 24, 2010 and was adjourned to allow us to continue to solicit proxies and provide additional disclosure to our shareholders, which is included in the Supplement attached hereto (the “Supplement”). As of the date of the initial meeting, we held and, as of the date of this Supplement we continue to hold, a sufficient number of proxies to approve the Reclassification.

The Supplement enclosed with this letter should be read in conjunction with the Proxy Statement. The Supplement is qualified by reference to the Proxy Statement except to the extent that the information in the Supplement supersedes the information contained in the Proxy Statement.

In addition to the Reclassification proposal, shareholders will vote at the reconvened meeting on a proposal to grant management of Atlantic Bancshares, Inc. the authority to once again adjourn the meeting to another time and date in order to allow the Board of Directors to solicit additional proxies.

The primary effect of the Reclassification will be to reduce our total number of record holders of common stock to below 300, which will enable us to suspend our periodic reporting obligations under the Securities Exchange Act of 1934 (the “Securities Exchange Act”).

Our principal reasons for effecting the Reclassification are the estimated direct and indirect cost savings of approximately $142,500 per year, which we expect to experience as a result of the suspension of our periodic reporting obligations under the Securities Exchange Act. We believe that while our shareholders will lose the benefits of holding the stock of a reporting company, such as a reduction in the amount of publicly available information about the Company and the elimination of our obligation to adhere to certain formal corporate governance policies and processes under the Sarbanes-Oxley Act, these benefits are outweighed by the costs relating to our current periodic reporting obligations. These costs and benefits are described in more detail in the Proxy Statement.

The Board of Directors has established August 10, 2010, as the record date for determining shareholders who are entitled to notice of the reconvened meeting and to vote on the matters presented at the meeting.

If you previously submitted a signed and dated proxy card in connection with the meeting initially convened on September 24, 2010, your proxy remains valid and you need not take any additional action if you do not wish to change your vote. If you do wish to change your vote, you may do so at any time before your proxy is exercised by delivering either a written revocation of your existing proxy or a new, signed proxy with a later date or by attending the reconvened special meeting and voting in person. If you have not yet voted, please complete, sign, date and return the enclosed proxy card. You may also attend the reconvened special meeting and vote in person, even if you have previously returned a proxy card.

The Board of Directors has determined that the Reclassification is fair to our unaffiliated shareholders and has voted in favor of the Reclassification amendment. On behalf of the Board of Directors, I urge you to vote FOR approval of the Reclassification and FOR the adjournment proposal.

Happy Holidays,

Brian J. Smith
Chairman of the Board of Directors

ATLANTIC BANCSHARES, INC.

One Sheridan Park Circle, PO Box 3077

Bluffton, South Carolina 29910

(843) 815-7111

NOTICE OF SPECIAL MEETING

OF SHAREHOLDERS

TO BE RECONVENED ON JANUARY 14, 2011

On September 24, 2010, a special meeting of shareholders of Atlantic Bancshares, Inc. was adjourned to a later date and time in order to allow the Company to solicit additional proxies and provide its shareholders with additional disclosure. The adjourned special meeting will be reconvened at 10:00 a.m., local time, on Friday, January 14, 2011, at the Community Center, Oscar Frazier Park, 77 Shults Road, Bluffton, South Carolina 29910, for the following purposes:

(1)	to vote on an amendment to our Articles of Incorporation providing for a stock reclassification pursuant to which each shareholder of record, as reflected on the books of the Company, of 1,000 or fewer shares of the Company’s common stock will receive one share of newly designated Series AAA Preferred Stock for each share of common stock held by such shareholder;

(2)	to vote on a proposal to grant management of Atlantic Bancshares, Inc. the authority to adjourn the meeting to another time and date in order to allow the Board of Directors to solicit additional proxies or attendance at the meeting; and

(3)	to transact any other business as may properly come before the meeting or any adjournment of the meeting.

The Board of Directors recommends that you vote FOR each of the above proposals.

The terms of the Series AAA Preferred Stock, the Reclassification and the anticipated impact of the Reclassification on the various shareholder constituencies of the Company are described in detail in the proxy statement dated August 13, 2010, and mailed by the Company to its shareholders on or about that date (the “Proxy Statement”). This Notice of the Special Meeting and Supplement No. 1 to the Proxy Statement enclosed herewith (the “Supplement”) should be read in conjunction with the Proxy Statement. The Supplement enclosed herewith is qualified by reference to the Proxy Statement except to the extent that the information in this Supplement No. 1 supersedes the information contained in the Proxy Statement. Unless otherwise defined herein, all defined terms contained in this Notice or in the Supplement No. 1 attached hereto shall have those meanings set forth in the Proxy Statement.

Statutory dissenters’ rights will be available for this transaction. If our shareholders approve the proposal to reclassify our common stock (Proposal One), holders of our shares as of the Effective Date of the Reclassification who elect to dissent from approval of that amendment are entitled to receive the “fair value” of their shares of common stock if they comply with the provisions of Chapter 33-13 of the South Carolina Business Corporation Act of 1988 (the “South Carolina Code”). We have attached a copy of Chapter 33-13 as Appendix B to the enclosed Supplement.

The Board of Directors has set the close of business on August 10, 2010 as the record date for determining the shareholders who are entitled to notice of, and to vote at, the reconvened special meeting and any adjournments thereof.

If you previously submitted a signed and dated proxy card in connection with the meeting initially convened on September 24, 2010, your proxy remains valid and you need not take any additional action if you do not wish to change your vote. If you do wish to change your vote, you may do so at any time before your proxy is exercised by delivering either a written revocation of your existing proxy or a new, signed proxy with a later date or by attending the reconvened special meeting and voting in person. If you have not yet voted, please complete, sign, date and return the enclosed proxy card. You may also attend the reconvened special meeting and vote in person, even if you have previously returned a proxy card.

By Order of the Board of Directors,

Brian J. Smith
Chairman of the Board of Directors

December 10, 2010

ATLANTIC BANCSHARES, INC.

One Sheridan Park Circle, PO Box 3077

Bluffton, South Carolina 29910

(843) 815-7111

SUPPLEMENT No. 1

TO THE PROXY STATEMENT

DATED AUGUST 13, 2010

For the Reconvened Special Meeting of Shareholders

To Be Held on January 14, 2011

The information contained herein supplements the Company’s proxy statement, dated August 13, 2010 (the “Proxy Statement”), which relates to a proposed Reclassification of certain shares of the Company’s common stock. This Supplement No. 1 to the Proxy Statement (this “Supplement”) should be read in conjunction with the Proxy Statement. This Supplement is qualified by reference to the Proxy Statement except and to the extent that the information in this Supplement supersedes the information contained in the Proxy Statement. Copies of the Proxy Statement were first mailed to Atlantic’s shareholders on about August 13, 2010. Additional copies of the Proxy Statement will be made available upon request to Atlantic at the above address. The Proxy Statement, as supplemented by this Supplement, may collectively be referred to herein as the “Proxy Materials.”

If the Reclassification is approved by the shareholders of the Company at the reconvened special meeting, shares of common stock held by shareholders who are the record holders of 1,000 or fewer shares of common stock will be reclassified into newly created shares of Series AAA Preferred Stock, the terms of which are set forth in Exhibit A to Appendix A to this Supplement, on the basis of one share of Series AAA Preferred Stock for each share of common stock held by such shareholders. The terms of the Reclassification and its anticipated impact on the various shareholder constituencies of the Company were described in detail in the Proxy Statement. The special meeting initially convened on September 24, 2010, was adjourned to allow the Company to provide additional disclosure to its shareholders, which additional disclosure is contained herein.

The Board of Directors has determined that the Rule 13e-3 Transaction is fair to Atlantic’s unaffiliated shareholders and has approved each proposed amendment contained in the Articles of Amendment. A copy of the form of Articles of Amendment has been attached hereto as Appendix A. The transaction cannot be completed, however, unless the Reclassification is approved by the holders of at least two-thirds (2/3) of the votes entitled to be cast on the proposal. Our current directors and executive officers beneficially own approximately 23.7% of our outstanding shares of common stock and have indicated that they intend to vote their shares in favor of the Reclassification. Additionally, as of the date of the initial meeting, we held and, as of the date of this Supplement we continue to hold, a sufficient number of proxies to approve the Reclassification.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Reclassification or the transactions contemplated thereby or has determined if the Proxy Materials are truthful or complete. The SEC has not passed upon the fairness or merits of the Reclassification or the transactions contemplated thereby, nor upon the accuracy or adequacy of the information contained in this proxy statement. Any representation to the contrary is a criminal offense.

Common shareholders who receive Series AAA Preferred Stock in the Reclassification will not receive any cash consideration for their shares of common stock and will lose voting rights on any matter other than a change in control transaction or as otherwise provided by law. All shareholders will lose the benefits of the Company’s periodic reporting obligations under the Securities Exchange Act. See “Special Factors—Effects of the Reclassification on Common Shareholders Generally—Shares Exchanged for Series AAA Preferred Stock,” on page 18 of the Proxy Statement and “—Effects of the Reclassification on Unaffiliated Shareholders” on page 21 of the Proxy Statement for additional information.

The date of this Supplement is December 10, 2010. We first mailed this Supplement to our shareholders on or about December 15, 2010.

***

APPENDIX A	ARTICLES OF AMENDMENT	A-1

APPENDIX B	SOUTH CAROLINA DISSENTERS’ RIGHTS STATUTE	B-1

i

SPECIAL FACTORS

Plans or Proposals.

As described in the Proxy Statement, from time to time, pursuant to our duty to manage the Company in the interest of maximizing long-term shareholder value, we may consider proposals relating to business combinations and other extraordinary corporate transactions. Proximate to the date on which the Special Meeting was initially convened, we were approached by a third party interested in discussing a potential strategic business combination. We have undertaken such discussions, which have resulted in a nonbinding proposal between the parties to enter into a strategic business combination transaction which may result in a change in control of Atlantic or change in the board of directors or management of Atlantic. A binding commitment to engage in the proposed transaction will only result upon the parties’ execution of a definitive agreement, which would be subject to customary conditions including, but not limited to, shareholder and applicable regulatory approvals. We have engaged an investment banking firm to provide us with guidance as we evaluate this proposal and, if circumstances dictate, negotiate a potential definitive agreement.

As of the date of this Supplement, we have not entered into a definitive agreement regarding the this proposal and can offer no assurance whether the Company will enter into a definitive agreement related to the proposal.

If we enter into a definitive agreement regarding the foregoing or any other business combination proposal that would result in a change in control of Atlantic, consummation of the business combination transaction will require shareholder approval in accordance with applicable state law and our articles of incorporation. If the record date for a meeting to approve such a definitive agreement is after the effective date of the Reclassification, all shareholders, including our common stock holders and Series AAA Preferred Stock holders, will be entitled to vote as a single class on the approval of such a definitive agreement, with each shareholder entitled to one vote for each share of common stock or Series AAA Preferred stock held. Additionally, in the event a business combination transaction is consummated in which there is a Change in Control (as defined in the Series AAA Preferred Stock terms) of Atlantic, each holder of Series AAA Preferred Stock will have the right to receive the same payment or other consideration to be received by each holder of our common stock, calculated as if the Series AAA Preferred holder had converted such shares of Series AAA Preferred Stock to an equal number of shares of common stock immediately prior to the consummation of such business combination transaction. Accordingly, Series AAA Preferred Stock holders would have equal voting rights and rights to any payments or consideration received in connection with such a transaction as they would as a common stock holder. As a result, the board has determined that the foregoing proposal and the potential entry into a definitive agreement related to the proposal has no effect on the boards’ determinations regarding the procedural and structural fairness of the Reclassification as set forth in the Proxy Statement.

The complete terms of the Series AAA Preferred Stock are set forth in Exhibit A to Appendix A of this Supplement and are described in the Proxy Statement under the heading “Terms of the Series AAA Preferred Stock to Be Issued in the Reclassification.”

Other than as described above and in the Proxy Statement, we are not currently considering any proposals to effect any extraordinary corporate transaction such as a merger, reorganization or liquidation; to sell or transfer any material amount of our assets; to change our Board of Directors or management; to change materially our indebtedness or capitalization; or otherwise to effect any material change in our corporate structure or business. There is always a possibility that we may enter into any of the transactions described above in the future, including, but not limited to, entering into a merger or acquisition transaction, making a public or private offering of our shares, or any other arrangement or transaction we may deem appropriate.

Correction.

The Proxy Statement (pages 19, 27, 38) and Appendix C (page C-2) include sentences which incorrectly state or imply that record holders of “1,000 or more” shares of our common stock will continue to hold common stock after the Reclassification. The threshold in each such sentence should have referred to record holders of “more than 1,000 shares.” As stated throughout the remainder of the Proxy Statement, and as corrected by this Supplement, the relevant threshold for those record shareholders retaining common stock following the Reclassification is more than 1,000 shares (i.e., 1,001 shares or more). Record holders of 1,000 or fewer shares will be reclassified into shares of Series AAA Preferred Stock as a result of the Reclassification. You should apply this threshold to any reference made in the Proxy Materials to the reclassification threshold. In addition, to correct the typographical error on page C-2 of the Proxy Statement, attached to this Supplement as Appendix A is a revised and restated form of Articles of Amendment which supersedes those included as Appendix C to the Proxy Statement.

INFORMATION REGARDING THE

RECONVENTION OF THE SPECIAL MEETING OF SHAREHOLDERS

Time and Place of Reconvened Meeting

We are soliciting proxies through the Proxy Materials for use at the reconvened special meeting of Atlantic shareholders and any adjournments thereof. The special meeting, which was initially convened and adjourned on September 24, 2010, will be reconvened at 10:00 a.m., local time, on Friday, January 14, 2011, at the Community Center, Oscar Frazier Park, 77 Shults Road, Bluffton, South Carolina.

Record Date and Mailing Date

The close of business on August 10, 2010 is the record date for the determination of shareholders entitled to notice of and to vote at the reconvened special meeting and any adjournments thereof. We first mailed the Proxy Statement and its accompanying form of proxy to shareholders on or about August 13, 2010. We first mailed this Supplement No. 1 to shareholders on or about December 15, 2010.

Number of Shares Outstanding

As of the close of business on the record date, Atlantic had 10,000,000 shares of authorized common stock, of which 1,403,147 shares were issued and outstanding; and 10,000,000 shares of authorized preferred stock, no par value, of which 2,000 shares have been designated as Series A Preferred Stock and are issued and outstanding, 98.00098 of which have been designated as Series B Preferred Stock, of which 98.0 are issued and outstanding. Each outstanding share of our common stock is entitled to one vote on all matters presented at the special meeting. Neither the Series A Preferred Stock nor the Series B Preferred Stock is entitled either to notice of or to vote on any matter presented at the meeting.

Proposals to be Considered

Shareholders will be asked to vote on the following proposals:

(1)	an amendment to our Articles of Incorporation providing for a stock reclassification pursuant to which each shareholder of record, as reflected by the books of the Company, of 1,000 or fewer shares of common stock will receive one share of newly designated Series AAA Preferred Stock for each share of common stock held by such shareholder, the terms of which are set forth in Exhibit A to Appendix A to this Supplement;

(2)	a proposal to grant management of Atlantic the authority to adjourn the meeting to another time and date in order to allow the Board of Directors to solicit additional proxies or attendance at the meeting; and

(3)	any other business as may properly come before the meeting or any adjournment of the meeting.

2

The Articles of Amendment containing the proposed amendment described above are attached as Appendix A to this Proxy Statement.

Dissenters’ Rights

Shareholders are entitled to dissenters’ rights in connection with Proposal One, the amendment effecting the reclassification of a portion of our outstanding common stock. See the section of the Proxy Statement entitled “Dissenters’ Rights” and Appendix B to this Supplement.

Procedures for Voting by Proxy

If you properly sign, return and do not revoke your proxy, the persons appointed as proxies will vote your shares according to the instructions you have specified on the proxy. If you sign and return your proxy but do not specify how the persons appointed as proxies are to vote your shares, your proxy will be voted FOR approval of Proposal One – the proposed amendment to our Articles of Incorporation; FOR Proposal Two – granting management the authority to adjourn the meeting to a later date and time in order to solicit additional proxies or attendance at the meeting; and in the best judgment of the persons appointed as proxies on all other matters that are unknown to us as of a reasonable time prior to this solicitation and that are properly brought before the special meeting.

If you have previously submitted a signed and dated proxy card in connection with the special meeting initially convened on September 24, 2010, your proxy remains valid and you need not take any additional action if you do not wish to change your vote. If you do wish to change your vote, you may do so at any time before your proxy is exercised by delivering either a written revocation of your existing proxy or a new, signed proxy with a later date or by attending the reconvened special meeting and voting in person. If you have not yet voted, please complete, sign, date and return the enclosed proxy card. You may also attend the reconvened special meeting and vote your shares in person, even if you have previously returned a proxy card.

If your shares are held in “street name” by a broker, your broker will provide you information on how to vote your shares. If you do not provide voting instructions to your broker, your shares will not be voted on the proposals presented at the meeting. Shareholders that hold shares in “street name” may not vote their shares at the meeting.

The Reclassification transaction cannot be completed unless the Reclassification is approved by the holders of at least two-thirds (2/3) of the votes entitled to be cast on the proposal. Our current directors and executive officers beneficially own approximately 23.7% of our outstanding shares of common stock and have indicated that they intend to vote their shares in favor of the Reclassification. Additionally, as of the date of the initial meeting, we held and, as of the date of this Supplement we continue to hold, a sufficient number of proxies to approve the Reclassification.

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WHERE YOU CAN FIND MORE INFORMATION

Atlantic is subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports and other information with the SEC. Such reports and other information can be inspected and copied at the public reference facilities of the SEC at 100 F Street, N.E., Washington, DC 20549. Copies of such materials can also be obtained at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. In addition, such reports, proxy statements, and other information are available from the Edgar filings that can be obtained through the SEC’s Internet Website (http://www.sec.gov).

We have filed a Schedule 13E-3 under the Securities Exchange Act in connection with the Reclassification and have filed an Amendment No. 1 to this Schedule 13E-3 in connection with this Supplement. The Proxy Materials do not contain all the information contained in the Schedule 13E-3, as amended and as may be subsequently amended from time to time, because certain portions have been omitted in accordance with SEC rules and regulations. The Schedule 13E-3, together with all amendments thereto, is available at the SEC for inspection and copying as described above.

Incorporation of Certain Documents by Reference.

The SEC allows the Company to “incorporate by reference” the information it files with the SEC into the Proxy Materials. This permits the Company to disclose important information to you by referring to these filed documents. The information incorporated by reference is an important part of the Proxy Materials. The following documents that the Company has filed with the SEC are incorporated by reference into the Proxy Materials:

its Quarterly Report on Form 10-Q for the quarter ended March 31, 2010;

its Quarterly Report on Form 10-Q for the quarter ended June 30, 2010;

its Quarterly Report on Form 10-Q for the quarter ended September 30, 2010; and

its Annual Report on Form 10-K for the year ended December 31, 2009.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Proxy Materials to the extent that a statement contained herein or in any other subsequently filed document that is also or is deemed to be incorporated by reference herein modifies or supersedes such statement.

If you are a beneficial owner of the Company’s common stock and would like a copy of any of the information incorporated by reference into the Proxy Materials (other than exhibits to such information, unless such exhibits are specifically incorporated by reference into such information), the Company will provide it to you without charge.

If you would like to receive any of this information, please call or write the Company at:

Atlantic Bancshares, Inc.

Attn: Michelle M. Pennell

One Sheridan Park Circle, PO Box 3077

Bluffton, South Carolina 29910

Telephone: (843) 815-7111

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APPENDIX A

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

ATLANTIC BANCSHARES, INC.

I.

The name of the corporation is ATLANTIC BANCSHARES, INC. (the “Corporation”).

II.

The Corporation is located at One Sheridan Park Circle, P.O. Box 3077, Bluffton, South Carolina 29910 in the County of Beaufort, South Carolina.

III.

Article Three of the Articles of Incorporation of the Corporation is hereby amended to add, following the existing text of Article Three, the designation of the rights, privileges, preferences, and limitations of the Series AAA Preferred Stock set forth in Exhibit A to these Articles of Amendment.

IV.

The designation, rights, preferences, and limitations pertaining to the Series AAA Preferred Stock set forth in Exhibit A hereto were duly adopted by the Board of Directors of the Corporation by resolution on February 24, 2010, pursuant to authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, and by Section 33-6-102 of the South Carolina Business Corporation Act of 1988. Shareholder action was not required.

V.

Effective the date hereof, the following Article Ten shall be added to the Articles of Incorporation of the Corporation:

“10.

Reclassification of Common Stock

Upon the filing of these Articles of Amendment, each share of Common Stock outstanding immediately prior to such filing owned by a shareholder who is the record holder of 1,000 or fewer shares of such Common Stock shall, by virtue of the filing of these Articles of Amendment and without any action on the part of the holder thereof, hereafter be reclassified as Series AAA Preferred Stock, on the basis of one share of Series AAA Preferred Stock for each share of Common Stock so reclassified, which shares of Series AAA Preferred Stock shall thereupon be duly issued and outstanding, fully paid and nonassessable. Each share of Common Stock outstanding immediately prior to the filing of these Articles of Amendment owned by a shareholder who is the record holder of more than 1,000 shares of Common Stock shall not be reclassified and shall continue in existence as a share of Common Stock.”

VI.

The Board of Directors of the Corporation duly adopted the amendment set forth in Article V of these Articles of Amendment on February 24, 2010. The shareholders of the Corporation duly adopted the amendment set forth in Article V of these Articles of Amendment at a special meeting of shareholders held on January 14, 2011, in accordance with the provisions of Section 33-10-103 of the South Carolina Business Corporation Act of 1988.

VII.

The designation and the number of outstanding shares entitled to be cast by each voting group entitled to vote separately on the amendment provided for by Article V hereof are as follows:

(i)	Designation of voting group: Common stockholders

(ii)	Number of outstanding shares of voting group: [ ] shares of Common Stock

(iii)	Number of outstanding shares of voting group entitled to be cast on each amendment : [ ] shares of Common Stock

VIII.

The total number of votes cast for and against the amendment provided for by Article V hereof by each voting group entitled to vote on said amendment is as follows:

(i)	Designation of voting group: Common stockholders

(ii)	Number of votes of voting group cast for amendment: [ ] votes

(iii)	Number of votes of voting group cast against amendment: [ ] votes

IX.

All other provisions of the Articles of Incorporation of the Corporation shall remain in full force and effect.

[Signatures follow on next page.]

IN WITNESS WHEREOF, the Corporation has executed these Articles of Amendment on this      day of             , 2011.

ATLANTIC BANCSHARES, INC.

By:

Name:

Title:

ATTEST:

By:

Name:

Title:

[CORPORATE SEAL]

EXHIBIT A

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

ATLANTIC BANCSHARES, INC.

SERIES AAA PREFERRED STOCK

Relative Rights and Preferences and Other Terms

1. Designation and Initial Number. There is hereby created out of the authorized and unissued shares of preferred stock of the corporation a series of preferred stock designated as the “Series AAA Preferred Stock.” The initial number of authorized shares of the Series AAA Preferred Stock shall be 250,000 shares.

2. Rank. The Series AAA Preferred Stock, with respect to dividend rights and rights of liquidation, dissolution or winding up of the corporation, ranks senior to the Common Stock and all of the classes and series of equity securities of the corporation, other than any classes or series of equity securities of the corporation subsequently issued ranking on a parity with, or senior to, the Series AAA Preferred Stock, as to dividend rights and rights upon liquidation, dissolution or winding up of the corporation. The relative rights and preferences of the Series AAA Preferred Stock may be subordinated to the relative rights and preferences of holders of subsequent issues of other classes or series of preferred stock and equity securities of the corporation designated by the Board of Directors. The Series AAA Preferred Stock is junior to indebtedness issued from time to time by the corporation, including notes and debentures.

3. Voting Rights. Except as provided by law, the holders of the Series AAA Preferred Stock shall have limited voting rights, and shall be entitled to vote only upon any proposal for a Change of Control (as defined in Section 13 hereof), or as otherwise provided by law. On those matters in which the holders of Series AAA Preferred Stock are entitled to vote, the holders shall have the right to one vote for each share of Series AAA Preferred Stock, and shall be entitled to receive notice of any shareholders meeting held to act upon such matters in accordance of the Bylaws of the corporation, and shall be entitled to vote in such manner as provided by law. Except as provided by law, the holders of Series AAA Preferred Stock shall vote together with the holders of Common Stock as a single class, and not as a separate class.

4. Dividend Rights. The holders of shares of Series AAA Preferred Stock shall be entitled to a preference in the distribution of cash dividends, when and as declared by the Board of Directors, and shall receive out of any assets of the corporation legally available therefore, cash dividends in a per share amount of at least 5% more than the cash dividends per share paid on the shares of Common Stock prior to the payment of any cash dividends to the holders of the Common Stock, with any amounts in excess of the 5% premium described above being payable at the discretion of the Board of Directors. The shares of Series AAA Preferred Stock shall be non-cumulative with respect to cash dividends, and the corporation shall have the right to waive the declaration of payment of cash dividends. Any cash dividends waived by the corporation shall not accumulate to future periods and shall not represent a contingent liability of the corporation.

5. Liquidation or Dissolution. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the corporation, then, before any distribution or payment shall be made to the holders of any junior stock, the holders of Series AAA Preferred Stock shall be entitled to be paid in full (on a per share basis) the greater of (a) the net book value of the shares of Series AAA Preferred Stock as determined under generally accepted accounting principals; (b) the amount paid to the holders of Common Stock; or (c) the sum of

$5.72 per share. To the extent such payment shall have been made in full to the holders of the Series AAA Preferred Stock and any parity stock, the remaining assets and funds of the corporation shall be distributed among the holders of the junior stock, according to their respective rights and preferences and in each case according to their respective shares. If upon liquidation, dissolution or winding up, the amounts so payable are not paid in full to the holders of all outstanding shares of Series AAA Preferred Stock, and all other shares on a parity with the Series AAA Preferred Stock, then the holders of Series AAA Preferred Stock and all other shares on a parity with the Series AAA Preferred Stock will share ratably in any distribution of assets in proportion to the full amounts to which they would otherwise be respectively entitled. Neither a Change of Control nor any purchase or redemption of stock of the corporation of any class shall be deemed to be a liquidation, dissolution or winding up of the corporation within the meaning of the provisions of this Section 5.

6. Term. The Series AAA Preferred Stock shall have perpetual term.

7. Treatment upon a Change of Control. In the event of, and contingent upon the effectiveness of, a Change in Control, each holder of Series AAA Preferred Stock shall have the right to receive the same consideration to be received by each holder of Common Stock, calculated as if the holder had converted such shares of Series AAA Preferred Stock to an equal number of shares of Common Stock immediately prior to the consummation of such Change of Control

8. Antidilution Adjustments. If the outstanding shares of Common Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the corporation or of any other corporation by reason of any merger, consolidation, liquidation, reclassification, recapitalization, stock split, combination of shares, or stock dividend (each a “Dilutive Event”), appropriate adjustment shall be made by the Board of Directors of the corporation in the number, and relative terms, of the shares of Series AAA Preferred Stock outstanding as of the effective time of such Dilutive Event.

9. Registration Rights. None.

10. Conversion. Upon the effectiveness of a registration statement filed by the Corporation pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, each share of Series AAA Preferred Stock shall convert to Common Stock on a share-for-share basis.

11. No Implied Limitations. Nothing herein shall limit, by inference or otherwise, the discretionary right of the Board of Directors to divide any or all of the shares of any preferred or special classes into series and, within the limitations set forth in the South Carolina Business Corporation Act of 1988, as amended, to fix and determine the relative rights and preferences of the shares of any series so established, to the full extent provided in the Articles of Incorporation of the corporation.

12. General Provisions. In addition to the above provisions with respect to the Series AAA Preferred Stock, such Series AAA Preferred Stock shall be subject to, and entitled to the benefits of, the provisions set forth in the corporation’s Articles of Incorporation with respect to preferred stock generally.

13. Definitions. As used herein with respect to the Series AAA Preferred Stock, the following terms have the following meanings:

(a) The term “Change of Control” shall mean the consummation of (i) a merger, share exchange, consolidation or other business combination of the corporation with any other “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) or affiliate thereof, other than a merger, share exchange, consolidation or business combination that would result in the outstanding Common Stock of the corporation immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into common stock of the surviving entity or a parent or affiliate thereof) more than fifty percent (50%) of the outstanding common stock of the corporation or such surviving entity or parent or affiliate thereof outstanding immediately after such merger, consolidation or business combination, or (ii) an agreement for the sale or disposition by the corporation of all or substantially all of the corporation’s assets

(b) The term “parity stock” means any class of capital stock or series of preferred stock (including but not limited to Series AAA Preferred Stock) and any other class of stock of the corporation hereafter authorized that ranks on a parity with the Series AAA Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the corporation.

(c) The term “junior stock” shall mean the Common Stock and any other class of stock of the corporation hereafter authorized over which the Series AAA Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the corporation.

14. Notices. All notices required or permitted to be given by the corporation with respect to the Series AAA Preferred Stock shall be in writing, and if delivered by first class United States mail, postage prepaid, to the holders of the Series AAA Preferred Stock at their last addresses as they shall appear upon the books of the corporation, shall be conclusively presumed to have been duly given, whether or not the shareholder actually receives such notice; provided, however, that failure to duly give such notice by mail, or any defect in such notice, to the holders of any stock designated for repurchase, shall not affect the validity of the proceedings for the repurchase of any other shares of Series AAA Preferred Stock.

APPENDIX B

SOUTH CAROLINA DISSENTERS’ RIGHTS STATUTE

CHAPTER 13.

DISSENTERS’ RIGHTS

ARTICLE 1.

RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

SECTION 33-13-101. Definitions.

In this chapter:

(1) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) “Dissenter” means a shareholder who is entitled to dissent from corporate action under Section 33-13-102 and who exercises that right when and in the manner required by Sections 33-13-200 through 33-13-280.

(3) “Fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. The value of the shares is to be determined by techniques that are accepted generally in the financial community.

(4) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) “Beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

SECTION 33-13-102. Right to dissent.

(A) A shareholder is entitled to dissent from, and obtain payment of the fair value of, his shares in the event of any of the following corporate actions:

(1) consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by Section 33-11-103 or the Articles of Incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under Section 33-11-104 or 33-11-108 or if the corporation is a parent that is merged with its subsidiary under Section 33-11-108;

(2) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares are to be acquired, if the shareholder is entitled to vote on the plan;

(3) consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale must be distributed to the shareholders within one year after the date of sale;

(4) an amendment of the Articles of Incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:

(i) alters or abolishes a preferential right of the shares;

(ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

(iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

(v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Section 33-6-104; or

(5) in the case of corporations which are not public corporations, the approval of a control share acquisition under Article 1 of Chapter 2 of Title 35;

(6) any corporate action to the extent the Articles of Incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(B) Notwithstanding subsection (A), no dissenters’ rights under this section are available for shares of any class or series of shares which, at the record date fixed to determine shareholders entitled to receive notice of a vote at the meeting of shareholders to act upon the agreement of merger or exchange, were either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

SECTION 33-13-103. Dissent by nominees and beneficial owners.

(a) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares to which he dissents and his other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters’ rights as to shares held on his behalf only if he dissents with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote. A beneficial shareholder asserting dissenters’ rights to shares held on his behalf shall notify the corporation in writing of the name and address of the record shareholder of the shares, if known to him.

ARTICLE 2.

PROCEDURE FOR EXERCISE OF DISSENTERS’ RIGHTS

SECTION 33-13-200. Notice of dissenters’ rights.

(a) If proposed corporate action creating dissenters’ rights under Section 33-13-102 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

(b) If corporate action creating dissenters’ rights under Section 33-13-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Section 33-13-220.

SECTION 33-13-210. Notice of intent to demand payment.

(a) If proposed corporate action creating dissenters’ rights under Section 33-13-102 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights (1) must give to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (2) must not vote his shares in favor of the proposed action. A vote in favor of the proposed action cast by the holder of a proxy solicited by the corporation shall not disqualify a shareholder from demanding payment for his shares under this chapter.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this chapter.

SECTION 33-13-220. Dissenters’ notice.

(a) If proposed corporate action creating dissenters’ rights under Section 33-13-102 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Section 33-13-210(a).

(b) The dissenters’ notice must be delivered no later than ten days after the corporate action was taken and must:

(1) state where the payment demand must be sent and where certificates for certificated shares must be deposited;

(2) inform holders of uncertificated shares to what extent transfer of the shares is to be restricted after the payment demand is received;

(3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not he or, if he is a nominee asserting dissenters’ rights on behalf of a beneficial shareholder, the beneficial shareholder acquired beneficial ownership of the shares before that date;

(4) set a date by which the corporation must receive the payment demand, which may not be fewer than thirty nor more than sixty days after the date the subsection (a) notice is delivered and set a date by which certificates for certificated shares must be deposited, which may not be earlier than twenty days after the demand date; and

(5) be accompanied by a copy of this chapter.

SECTION 33-13-230. Shareholders’ payment demand.

(a) A shareholder sent a dissenters’ notice described in Section 33-13-220 must demand payment, certify whether he (or the beneficial shareholder on whose behalf he is asserting dissenters’ rights) acquired beneficial ownership of the shares before the date set forth in the dissenters’ notice pursuant to Section 33-13-220(b)(3), and deposit his certificates in accordance with the terms of the notice.

(b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(c) A shareholder who does not comply substantially with the requirements that he demand payment and deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this chapter.

SECTION 33-13-240. Share restrictions.

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for payment for them is received until the proposed corporate action is taken or the restrictions are released under Section 33-13-260.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

SECTION 33-13-250. Payment.

(a) Except as provided in Section 33-13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who substantially complied with Section 33-13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

(b) The payment must be accompanied by:

(1) the corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) a statement of the corporation’s estimate of the fair value of the shares and an explanation of how the fair value was calculated;

(3) an explanation of how the interest was calculated;

(4) a statement of the dissenter’s right to demand additional payment under Section 33-13-280; and

(5) a copy of this chapter.

SECTION 33-13-260. Failure to take action.

(a) If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation, within the same sixty-day period, shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Section 33-13-220 and repeat the payment demand procedure.

SECTION 33-13-270. After-acquired shares.

(a) A corporation may elect to withhold payment required by section 33-13-250 from a dissenter as to any shares of which he (or the beneficial owner on whose behalf he is asserting dissenters’ rights) was not the beneficial owner on the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action, unless the beneficial ownership of the shares devolved upon him by operation of law from a person who was the beneficial owner on the date of the first announcement.

(b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the fair value and interest were calculated, and a statement of the dissenter’s right to demand additional payment under Section 33-13-280.

SECTION 33-13-280. Procedure if shareholder dissatisfied with payment or offer.

(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due and demand payment of his estimate (less any payment under Section 33-13-250) or reject the corporation’s offer under Section 33-13-270 and demand payment of the fair value of his shares and interest due, if the:

(1) dissenter believes that the amount paid under Section 33-13-250 or offered under Section 33-13-270 is less than the fair value of his shares or that the interest due is calculated incorrectly;

(2) corporation fails to make payment under Section 33-13-250 or to offer payment under Section 33-13-270 within sixty days after the date set for demanding payment; or

(3) corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

(b) A dissenter waives his right to demand additional payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within thirty days after the corporation made or offered payment for his shares.

ARTICLE 3.

JUDICIAL APPRAISAL OF SHARES

SECTION 33-13-300. Court action.

(a) If a demand for additional payment under Section 33-13-280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the demand for additional payment and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding in the circuit court of the county where the corporation’s principal office (or, if none in this State, its registered office) is located. If the corporation is a foreign corporation without a registered office in this State, it shall commence the proceeding in the county in this State where the principal office (or, if none in this State, the registered office) of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication, as provided by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint persons as appraisers to receive evidence and recommend decisions on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.

SECTION 33-13-310. Court costs and counsel fees.

(a) The court in an appraisal proceeding commenced under Section 33-13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 33-13-280.

(b) The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) against the corporation and in favor of any or all dissenters if the court finds the corporation did not comply substantially with the requirements of Sections 33-13-200 through 33-13-280; or

(2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

(d) In a proceeding commenced by dissenters to enforce the liability under Section 33-13-300(a) of a corporation that has failed to commence an appraisal proceeding within the sixty-day period, the court shall assess the costs of the proceeding and the fees and expenses of dissenters’ counsel against the corporation and in favor of the dissenter

PROXY

ATLANTIC BANCSHARES, INC.

SPECIAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED BY ATLANTIC’S BOARD OF DIRECTORS

AND MAY BE REVOKED PRIOR TO ITS EXERCISE.

The undersigned hereby constitutes and appoints Robert P. Trask and Michelle M. Pennell, or either of them, as proxies, each with full power of substitution, to vote the number of shares of common stock of Atlantic Bancshares, Inc. (“Atlantic”), which the undersigned would be entitled to vote if personally present at the special meeting of shareholders initially convened on Friday, September 24, 2010, at the Community Center, Oscar Frazier Park, 77 Shults Road, Bluffton, South Carolina, at 10:00 a.m., local time, and at any adjournment or postponement thereof (the “Meeting”) upon the proposals described in the Proxy Statement and the Notice of Special Meeting of Shareholders, dated August 13, 2010, as respectfully supplemented by Supplement No. 1 to the Proxy Statement and the Notice of Special Meeting of Shareholders, each dated December 10, 2010, the receipt of which is acknowledged in the manner specified below, and as each may be supplemented further from time to time.

(1)	To vote on an amendment to our Articles of Incorporation providing for a stock reclassification pursuant to which each shareholder with 1,000 or fewer shares of common stock will receive one share of newly designated Series AAA Preferred Stock, with such terms as set forth in Exhibit A to Appendix A to the enclosed Supplement No. 1 to the Proxy Statement, for each share of common stock held by such shareholder.

FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

(2)	To authorize management of Atlantic Bancshares, Inc. to adjourn the special meeting to another time and date if such action is necessary to solicit additional proxies or attendance at the meeting.

FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL ONE AND FOR PROPOSAL TWO AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS THAT ARE PROPERLY BROUGHT BEFORE THE SPECIAL MEETING.

Please sign this proxy exactly as your name appears herein. When shares are held jointly, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

DATED: , 201
Signature

Signature if held jointly

Print Name

Optional: I              do              do not plan to attend the reconvened special meeting.